Exhibit 4.17

AMENDMENT No. 8 TO LOAN AGREEMENT

This Amendment No. 8 (“Amendment”) to the Loan Agreement (as defined below) is entered into as of August 31, 2025, (the “Effective Date”) by and between Xylo Technologies Ltd. (f/k/a Medigus Ltd.), having its principal offices at 10 HaNechoshet St.,Tel Aviv, Israel (the “Lender”), and Gix Internet Ltd. (f/k/a Algomizer Ltd.), a company organized under the laws of the State of Israel, with principal offices at 3 HaNechoshet St.,Tel Aviv, Israel (the “Borrower”). Each of the Lender and the Borrower shall be referred to herein as “party” and together as the “Parties”.

WHEREAS, the Parties have entered into a loan agreement, dated October 12, 2021 (the “Loan Agreement”), as amended by (i) the 1st amendment dated August 25, 2022; (2) the 2nd amendment dated August 29, 2023; (3) the 3rd amendment dated November 8, 2023 (the “Third Amendment”); (4) the 4th amendment dated January 1, 2024 (5) the 5th amendment dated August 22, 2024 (the “Fifth Amendment”), the (6) 6th Amendment dated October 6, 2024, and the (7) 7th amendment dated January 6, 2025.

WHEREAS, the Parties wish to extend the Fourth Amended Repayment Date as defined under the Fifth Amendment

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

1.	Definitions. All capitalized terms used herein, not otherwise defined, shall have the meaning set forth in the Loan Agreement or the Amendments.

2.	Amendments.

2.1.	Repayment Date - The outstanding New Remaining Loan Amount (as defined in the Third Amendment) shall be repaid in full together with the Last Interest Payment, on June 30, 2026 (the “Fifth Amended Repayment Date”);

3.	No Further Amendments. Other than as set forth herein, all terms and conditions set forth in the Loan Agreement and the Amendments shall remain without change, binding and of full force and effect.

4.	Miscellaneous. This Amendment shall be governed and construed by the terms and conditions set forth in the Loan Agreement. In any event of a conflict between the terms contained in this Amendment and the Loan Agreement or the other Amendments, the terms contained in this Amendment shall govern.

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Loan Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

Xylo Technologies Ltd.		Gix Internet Ltd.

/s/ Liron Carmel		/s/ Amihay Hadad /s/ Amitay Weiss
By:	Liron Carmel	By:	Amihay Hadad , Amitay Weiss
Title:	CEO	Title:	CFO CEO